Exhibit 10.2

MANPOWER INC.

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is executed as of __________ by and between MANPOWER INC., a Wisconsin corporation (the “Corporation”), and ___________ (the “Employee”).

W I T N E S S E T H:

WHEREAS the Board of Directors of the Corporation has established the 2003 Equity Incentive Plan (the “Plan”) with the approval of the shareholders of the Corporation; and

WHEREAS, the Employee has been granted Restricted Stock Units (“RSUs”) under the Plan subject to the terms provided in this Agreement and the Plan.

NOW, THEREFORE, the Corporation and the Employee hereby agree as follows:

1.  Provisions of Plan Control.  This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference.  The Plan empowers the Administrator to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of the Administrator with respect to the Plan shall be binding upon the Employee.  Unless otherwise provided herein, all capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan.  A copy of the Plan will be delivered to the Employee upon reasonable request.

2.  Terms of Award.  The Employee has been granted ______ RSUs under the Plan. The Administrator has determined that the Employee will vest in 100% of the RSUs granted hereunder on __________ provided that the Employee is still in the employ of the Corporation or one of its Subsidiaries on each such date.

Notwithstanding the foregoing, the provisions of Section 8(e) of the Plan, regarding a Triggering Event, shall not apply to this Agreement.  Instead, in connection with a Triggering Event, all RSUs shall vest in full upon any of the following:

(i)
If the Corporation’s shares remain publicly traded on a national securities exchange after the Triggering Event, upon termination of Employee’s employment by the Corporation other than for “Cause,” as defined below, or upon Employee’s voluntary termination of his employment for “Good Reason,” as defined below, during a Protected Period or within two (2) years following a Triggering Event;

(ii)
Upon a Triggering Event where the Corporation’s shares do not remain publicly traded on a national securities exchange after the Triggering Event, unless the RSUs granted hereunder are converted, on a tax-free basis, into similar restricted stock units based on the shares of an acquiring corporation that is publicly traded on a national securities exchange; or

(iii)
If the Corporation’s shares do not remain publicly traded on a national securities exchange after the Triggering Event and the RSUs granted hereunder are converted, on a tax-free basis, into similar restricted stock units based on the shares of an acquiring corporation that is publicly traded on a national securities exchange, upon termination of Employee’s employment by the Corporation other than for “Cause,” as defined below, or upon the Employee’s voluntary termination of his employment for “Good Reason,” as defined below, during a Protected Period or within two (2) years following a Triggering Event.

In the event of accelerated vesting due to the termination of Employee’s employment during a Protected Period, the accelerated vesting will occur as of the date of the Triggering Event.

Further, the provisions of Section 8(d)(2) of the Plan regarding normal retirement or early retirement shall not apply to this Agreement.  Instead, upon the Employee’s Retirement, the RSUs shall immediately vest in full.

Finally, notwithstanding the foregoing, the Employee shall become vested in a prorated number of RSUs if the RSUs have not previously vested or been forfeited, as follows:

a.
upon the Employee’s termination of employment by the Corporation other than for “Cause,” as defined below, where such termination does not occur during a Protected Period or within two (2) years following a Triggering Event; or

b.
upon the Employee’s voluntary termination of employment for “Good Reason,” as defined below, where such termination does not occur during a Protected Period or within two (2) years following a Triggering Event.

c.
The number of RSUs that shall vest upon the occurrence of either (a) or (b) above shall be the number of RSUs determined by multiplying the total RSUs granted hereunder by the quotient of: (x) the number of days between and including the date of this Agreement and the date of the Employee’s termination of employment, divided by (y) 1,461 days.

For purposes of this paragraph:

a.	Termination for “Cause” will mean termination of the Employee’s employment upon:

(i)
Employee’s repeated failure to perform his duties with the Corporation in a competent, diligent and satisfactory manner as determined by the Corporation’s Chief Executive Officer in his reasonable judgment;

(ii)
Employee’s failure or refusal to follow the reasonable instructions or direction of the Corporation’s Chief Executive Officer, which failure or refusal remains uncured, if subject to cure, to the reasonable satisfaction of the Corporation’s Chief Executive Officer for five (5) business days after receiving notice thereof from the Corporation’s Chief Executive Officer, or repeated failure or refusal to follow the reasonable instructions or directions of the Corporation’s Chief Executive Officer;

(iii)	any act by Employee of fraud, material dishonesty or material disloyalty involving the Corporation or its direct and indirect subsidiaries (collectively, the “Manpower Group”);

(iv)	any violation by Employee of a Manpower Group policy of material import;

(v)	any act by Employee of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill of the Manpower Group;

(vi)	Employee’s chronic absence from work other than by reason of a serious health condition;
(vii)	Employee’s commission of a crime the circumstances of which substantially relate to Employee’s employment duties with the Manpower Group; or
(viii)
the willful engaging by Employee in conduct which is demonstrably and materially injurious to the Manpower Group.  For purposes of this Agreement, no act, or failure to act, on Employee’s part will be deemed “willful” unless done, or omitted to be done, by Employee not in good faith.

b.	“Good Reason” will mean, without the Employee’s consent, the occurrence of any one or more of the following:

(i)	a material diminution in Employee’s authority, duties or responsibilities;

(ii)	any material breach of any material obligation of the Manpower Group for the payment or provision of compensation or other benefits to Employee;

(iii)
a material diminution in Employee’s base salary or a failure by the Manpower Group to provide an arrangement for Employee for any fiscal year of the Manpower Group giving Employee the opportunity to earn an incentive bonus for such year; or

(iv)
a material diminution in Employee’s annual target bonus opportunity for a given fiscal year within two years after the occurrence of a Triggering Event, as compared to the annual target bonus opportunity for the fiscal year immediately preceding the fiscal year in which a Triggering Event occurred.

Notwithstanding the provisions above, Good Reason does not exist unless (i) Employee objects to any material diminution or breach described above by written notice to the Corporation within twenty (20) business days after such diminution or breach occurs, (ii) the Corporation fails to cure such diminution or breach within thirty (30) days after such notice is given and (iii) Employee’s employment with the Manpower Group is terminated by Employee within ninety (90) days after such diminution or breach occurs.  Further, notwithstanding the provisions above, Good Reason does not exist if, at a time that is not during a Protected Period or within two years after the occurrence of a Triggering Event, the Corporation’s Chief Executive Officer, in good faith and with a reasonable belief that the reassignment is in the best interest of the Manpower Group, reassigns Employee to another senior executive level position in the Manpower Group provided that Employee’s base compensation (either base salary or target bonus opportunity for any year ending after the date of reassignment) is not less than such base salary or target bonus opportunity in effect prior to such reassignment for the year in which such reassignment occurs.

c.	“Retirement” will mean termination of the Employee’s employment on or after the Employee has attained age 55 and has completed 10 years of Service.

d.	“Service” means the period beginning on the date the Employee’s employment with the Manpower Group commences and ending on the date the Employee’s employment with the Manpower Group terminates.

3.  Dividend Equivalents and Voting Rights.  The Employee shall be credited with additional RSUs equivalent to the dividends or distributions the Employee would have received if the Employee had been the owner of a number of Shares equal of the number of RSUs credited to the Employee during the year or shorter period that the Employee holds RSUs.  The manner of calculating and crediting such additional RSUs shall be determined in accordance with the Plan.  The Employee shall not have any voting or other ownership rights in the Corporation arising from the grant of RSUs under this Agreement.

4.  Taxes.  The Corporation may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant or vesting of such RSUs or any payments in connection with the RSUs, and the Corporation may defer making delivery of any Shares in respect of RSUs until arrangements satisfactory to the Corporation have been made with regard to any such payment, reimbursement, or withholding obligation.

5.  Issuance and Delivery of Shares.  In accordance with the Plan, Shares shall be distributed to the Participant as of the date on which the RSUs vest.  Shares shall be registered in the name of the Employee (either in book-entry form or otherwise) promptly following the vesting date.

6.  No Right to Employment.  The granting of RSUs, and any payments or other benefits received by the Employee in connection with the RSUs, is discretionary and shall not be deemed a part of the Employee’s regular, recurring compensation for any purpose, including without limitation for purposes of termination, indemnity, or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided to the Employee unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

7.  Multiple Executed Copies.  This Agreement may be executed in multiple copies, each of which will constitute an original, and which together will constitute one and the same agreement providing for a single grant of RSUs.

8.  Data Privacy.  As a condition of the grant of these RSUs, Employee consents to the collection, use and transfer of personal data as described in this Paragraph 8.  Employee understands that the Corporation and/or its Subsidiaries and/or agents working on its behalf, may hold certain personal information about the Employee such as the Employee's name, home address and telephone number, social security number, tax identification number or other employee identification number, country of residence, salary, shares of common stock or directorships held in the Corporation, details of all Corporation stock options or other entitlement to shares of common stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of managing and administering the Plan (“Data”).  Employee further understands that the Corporation and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of participation in the Plan.  The Corporation and/or any of its Subsidiaries may each further transfer Data to agents, such as to a broker or other third party, assisting the Corporation in the implementation, administration and management of the Plan including any requisite transfer of such Data as may be required for the subsequent holding of Shares on the Employee's behalf.  Employee understands that such Data recipients may be located in the Employee's country of residence or elsewhere, such as the United States.  Employee authorizes all applicable parties specified herein to receive, possess, use, retain, transfer and retire Data in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan.  Employee understands that he or she may, at any time, view the Data, request changes or ask questions by contacting his or her local human resources representative of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed as of the date and year first above written.

MANPOWER INC.

By:/s/ Jeffrey A. Joerres
Jeffrey A. Joerres Chairman, Chief Executive Officer & President

The undersigned Employee hereby accepts the foregoing grant of Restricted Stock Units and agrees to the several terms and conditions hereof and of the Plan.

Employee

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